[GOLDEN TELECOM LETTERHEAD]

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Golden Telecom rejects claims of incorrect routing of traffic

MOSCOW, Russia (March 13, 2007). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), responded today to warnings from Rossvyaznadzor regarding routing of traffic.

Rossvyaznadzor, a Russian governmental body responsible for the control and the supervision of information technology and communications, warned EDN Sovintel LLC (“Sovintel”), a wholly-owned Russian subsidiary of Golden Telecom, that it should remedy certain alleged violations in traffic routing. The allegation follows an inspection by Rossvyaznadzor of an independent operator, OAO Arctel (“Arctel”). Rossvyaznadzor believes that Sovintel inappropriately converted telephone traffic of Arctel into IP-telephone traffic and then incorrectly routed this traffic abroad.

During the inspection of Arctel, representatives of Rossvyaznadzor made thirty-nine test calls, all of which allegedly went through Sovintel’s network. Sovintel then tested and carried out a full analysis of the routing of these calls. Following Sovintel’s review, the Company determined that nineteen calls were not made through its network and that the twenty remaining calls were routed in accordance with existing regulations and Sovintel’s licenses.

Sovintel has notified Rossvyaznadzor of the above findings and that it believes that it has not violated its licenses.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc. (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhniy Novgorod, Samara, Kaliningrad, Krasnoyarsk, Alma-Ata, and Tashkent, as well as leased channels and fiber-optic and satellite-based networks, including approximately 290 combined access points in Russia and other countries of the CIS. The Company offers cellular communication services in Kiev and Odessa.

Statements contained herein are forward-looking and are made in compliance with safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those concerning the Company’s belief that it has not violated its license. It should be noted that these statements are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Such risks and uncertainties include, without limitation, the possibility that our analysis of the alleged violations is incorrect. For additional information about the factors that may lead to significant discrepancies between the final results and those predicted in forward-looking statements, please refer to corporate reports submitted to the United States Securities and Exchange Commission, including 10-Q quarterly and 8-K current reports submitted in 2006 and 2007, as well as the 10-K annual corporate report for the fiscal year that ended on December 31, 2005.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
Email: achin@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9332

Investor Relations:
Alexey Subbotin
Email: ir@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9331
www.goldentelecom.com